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                                                                   Exhibit 99.4

FOR IMMEDIATE RELEASE
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                                                CONTACT: Suki Shattuck
                                                         eToys Inc.
                                                         (310) 664-8356
                                                         ir@etoys.com




                      eTOYS COMPLETES ACQUISITION OF BABYCENTER

SANTA MONICA, Calif.--July 1, 1999--eToys Inc. (Nasdaq: ETYS), a leading Internet retailer of children's products, today completed its acquisition of BabyCenter, Inc. BabyCenter.com is an information and commerce Web site providing content on pregnancy and baby, an interactive community for parents and parents-to-be, and a store featuring thousands of baby products and supplies.

With the acquisition of BabyCenter, eToys has combined two of the strongest online brands for families and strengthened its ability to establish a relationship with its customers from the time they are planning a pregnancy through the pre-teen years. The combination of BabyCenter's leadership in focused content and community with eToys' expertise in children's commerce creates one of the most comprehensive children's businesses on the Internet. It is expected that BabyCenter will operate as a wholly owned subsidiary of eToys and that BabyCenter.com will remain a separate Web site.

Based on an exchange ratio of 2.09 shares of eToys' common stock for each share of BabyCenter capital stock, eToys has issued an aggregate of approximately 16.0 million shares of its common stock in exchange for all outstanding shares of BabyCenter capital stock and has reserved approximately 2.7 million shares of its common stock for issuance upon exercise of assumed BabyCenter options. In the aggregate, these 18.7 million shares represent approximately 14% of eToys outstanding shares of common stock as of July 1, 1999, assuming the issuance of the shares in the BabyCenter transaction. eToys will account for the acquisition using the purchase method of accounting, and the acquisition is intended to qualify as a tax-free reorganization for federal income tax purposes. With the completion of the acquisition, Matthew Glickman, BabyCenter's chief executive officer, will join eToys' board of directors.

ABOUT eTOYS.COM

Based in Santa Monica, California, eToys Inc. (www.etoys.com; AOL keyword: eToys) is a leading Internet retailer for children's products, carrying more than 15,000 items, including both nationally advertised and specialty toys, software, videos, music, video games and baby-oriented products. By combining this extensive selection, an attractive, easy-to-use Web site and excellent customer service, eToys offers consumers a unique one-stop source for children's products. Through its wholly owned subsidiary, BabyCenter, Inc.


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(www.babycenter.com), eToys offers Webby-award winning content and community for new and expectant parents.

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